UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 28, 2022

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.00045 par value	AMBA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 28, 2022, Ambarella, Inc. (the “Company”) announced that Brian White has joined the Company and will be appointed as the Chief Financial Officer of the Company, effective after Ambarella files its fiscal year 2022 Annual Report, which is estimated to be filed on April 1st. Mr. White succeeds Casey Eichler, who passed away earlier this month while on a leave of absence for health reasons since November 9, 2021.

Mr. White, 57, served as Senior Vice President and Chief Financial Officer at Maxim Integrated Products, Inc., an integrated circuit company, from August 2019 through its merger into Analog Devices, Inc. in August 2021. Prior to Maxim Integrated Products, Mr. White served as Senior Vice President and Chief Financial Officer of Integrated Device Technology, Inc. (IDT) from September 2013 to March 2019. Mr. White joined IDT in February 2007, and prior to becoming Chief Financial Officer, Mr. White served as Vice President of Finance and Treasurer of IDT. Before joining IDT, Mr. White held a variety of financial and operational management positions at a number of companies, including Nvidia, Hitachi GST, IBM and Deloitte. Mr. White holds a B.A. in Business Administration from Seattle University and an M.B.A. from the University of Notre Dame.

On March 18, 2022, the Company entered into an employment letter with Mr. White (the “Employment Letter”). The Employment Letter does not have a specific term and provides that Mr. White’s employment will be at-will. Under the Employment Letter, the Company will pay Mr. White an annual base salary of $360,000, which shall be subject to review and adjustment based upon the Company’s normal performance review practices. Mr. White shall participate in the benefit programs generally available to employees of Ambarella, including Ambarella’s 401(k) plan, health insurance and life and disability insurance.

The Employment Letter provides that, subject to the approval of the Company’s board of directors or its authorized committee (the “Board”), the Company will grant Mr. White an award of 80,000 restricted stock units (“RSUs”), which award shall vest as to 25% of the RSUs on the one-year anniversary of the vesting commencement date and 1/16th of the RSUs each quarter thereafter, in all cases, subject to Mr. White’s continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable vesting date. The award will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (as may be amended by the Board) and the applicable form(s) of RSU agreement.

The Employment Letter also provides that Mr. White will be eligible to participate in the Company’s Fiscal Year 2023 Annual Bonus Plan, once adopted by the Board. The Company will enter into its standard form of Change of Control and Severance Agreement with Mr. White, with certain modifications, including modifications to the equity vesting acceleration provisions and the definition of “Good Reason” (the “Severance Agreement”). The Company will also enter into its standard form of Indemnification Agreement with Mr. White, a copy of which is filed as exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed on March 31, 2021.

Effective upon his appointment as Chief Financial Officer of the Company, Mr. White will be designated as an “officer” as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

There are no other arrangements or understandings between Mr. White and any other persons pursuant to which Mr. White was appointed as Chief Financial Officer of the Company. There are no family relationships between Mr. White and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Letter and Severance Agreement are subject to, and qualified in their entirety by, the full text of the Employment Letter and Severance Agreement, which will be filed as exhibits to a subsequent periodic report filed with the SEC.

A copy of the press release relating to the appointment of Mr. White is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2022	Ambarella, Inc.

/s/ Michael Morehead
Michael Morehead General Counsel